As filed with the Securities and Exchange Commission on August 9, 2019
Registration No. 333-____
__________________________________________________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________________
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
_____________________________
Pieris Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Nevada	30-0784346
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

255 State Street, 9th Floor
Boston, MA	02109
(Address of Principal Executive Offices)	(Zip Code)

Pieris Pharmaceuticals, Inc. 2019 Employee, Director and Consultant Equity Incentive Plan
(Full title of the plan)
______________________________________________________________________________

Ahmed S. Mousa
General Counsel
Pieris Pharmaceuticals, Inc.
255 State Street, 9th Floor
Boston, MA 02109
(857) 246-8998
(Name, address and telephone number, including area code, of agent for service)

__________________________

Copies to:
Marc D. Mantell, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, Massachusetts 02111
(617) 542-6000
Facsimile: (617) 542-2241
_____________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a) (2) B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	11,457,867	$5.0225	$57,547,137.01	$6,974.71

(1)
The number of shares of common stock, par value $0.001 per share (“Common Stock”), of Pieris Pharmaceuticals, Inc. (the “Registrant”) stated above consists of an aggregate of 11,457,867 shares issuable under the Registrant’s 2019 Employee, Director and Consultant Equity Incentive Plan (the “2019 Plan”), including 2,750,000 shares reserved for issuance pursuant to the 2019 Plan and up to 8,707,867 additional shares which may be issued if awards outstanding under the Registrant’s 2018 Employee, Director and Consultant Equity Incentive Plan, 2016 Employee, Director and Consultant Equity Incentive Plan and 2014 Employee, Director and Consultant Equity Incentive Plan are canceled or expire. The maximum number of shares which may be sold upon the exercise of such options or the issuance of stock-based awards granted under the 2019 Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2)
This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low sale prices per share of the Common Stock on The Nasdaq Capital Market as of August 7, 2019, a date within five business days prior to filing this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

EXPLANATORY NOTE

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the 2019 Plan. The documents containing the information specified in Part I will be delivered to the participants in the 2019 Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
In this Registration Statement, Pieris Pharmaceuticals, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission are incorporated herein by reference:
(a)    Our Annual Report on Form 10-K (File No. 001-37471) for the fiscal year ended December 31, 2018 filed with the Commission on March 18, 2019;
(b)    Our Quarterly Report on Form 10-Q (File No. 001-37471) for the quarter ended March 31, 2019 filed with the Commission on May 10, 2019;
(c)    Our Quarterly Report on Form 10-Q (File No. 001-37471) for the quarter ended June 30, 2019 filed with the Commission on August 9, 2019;
(d)    Our Current Reports on Form 8-K filed with the SEC on February 4, 2019, July 31, 2019, August 1, 2019 and August 1, 2019 (in each case, except for information contained therein which is furnished rather than filed); and
(e)    The description of Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on June 24, 2015 (File No. 001-37471), including any amendments or reports filed for the purpose of updating that description.
All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.
Any statement contained herein or in a document incorporated or deemed to be incorporated by reference or deemed to be a part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference or deemed to be a part of this Registration Statement modifies or supersedes such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be a part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. In either case, any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

1

Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
The Registrant is a Nevada corporation and is generally governed by the Nevada Revised Statutes, or NRS.
The Registrant’s amended and restated articles of incorporation and amended and restated bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of the Registrant’s directors or officers or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by NRS against all expense, liability and loss (including attorneys’ fees and amounts paid in settlement) reasonably incurred or suffered by such.

NRS 78.7502 permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or the suit if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought or some other court of competent jurisdiction determines that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
The Registrant’s amended and restated Articles of incorporation provide that the liability of its directors and officers shall be eliminated or limited to the fullest extent permitted by the NRS. NRS 78.138(7) provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.
The Registrant has entered into indemnification agreements with its directors and certain officers, in addition to the indemnification provided in the NRS, its amended and restated articles of incorporation and amended and restated bylaws, and intend to enter into indemnification agreements with any new directors and officers in the future. The Registrant has purchased and intend to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The foregoing discussion of the Registrant’s amended and restated articles of incorporation, amended and restated bylaws, indemnification agreements, indemnity agreement, and Nevada law is not intended to be exhaustive and is qualified in its entirety by such amended and restated articles of incorporation, amended and restated bylaws, indemnification agreements, indemnity agreement, or law.

Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The following exhibits are filed as a part of or incorporated by reference into this Registration Statement:

EXHIBIT INDEX

Exhibit Number		Item
4.1
Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed on December 18, 2014).

4.2
Certificate of Designation of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-37471) filed with the Commission on August 11, 2016).

4.3
Certificate of Designation of Series B Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-37471) filed with the Commission on February 4, 2019).

4.4		Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed on December 18, 2014).
4.5		Form of Common Stock certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K (File No. 001-37471) filed with the Commission on March 23, 2016).
5.1	*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
10.1@
2019 Employee, Director and Consultant Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-37471) filed with the Commission on August 9, 2019).

10.2@	*	Form of Stock Option Award Agreement under the Registrant’s 2019 Employee, Director and Consultant Equity Incentive Plan.
23.1	*	Consent of Ernst & Young LLP.
23.2	*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (contained in Exhibit 5.1 hereto).
24.1	*	Powers of Attorney (included in the signature page of this registration statement).

* Filed herewith.
@ Indicates management contract or compensatory plan.
Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, Massachusetts, on August 9, 2019.
PIERIS PHARMACEUTICALS, INC.

By: /s/ Stephen S. Yoder
Stephen S. Yoder
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Stephen S. Yoder and Allan Reine, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Pieris Pharmaceuticals, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature /s/ Stephen S. Yoder	Title	Date
Stephen S. Yoder /s/ Allan Reine	President, Chief Executive Officer (Principal Executive Officer) and Director	August 9, 2019
Allan Reine, M.D. /s/ James Geraghty	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	August 9, 2019
James Geraghty /s/ Michael Richman	Director	August 9, 2019
Michael Richman /s/ Ann Barbier, M.D., Ph.D.	Director	August 9, 2019
Ann Barbier, M.D., Ph.D. /s/ Jean-Pierre Bizzari, M.D.	Director	August 9, 2019
Jean-Pierre Bizzari, M.D. /s/ Christopher Kiritsy	Director	August 9, 2019
Christopher Kiritsy /s/ Peter Kiener, D.Phil.	Director	August 9, 2019
Peter Kiener, D.Phil. /s/ Matthew L. Sherman, M.D.	Director	August 9, 2019
Matthew L. Sherman, M.D. /s/ Maya R. Said, Sc.D.	Director	August 9, 2019
Maya R. Said, Sc.D.	Director	August 9, 2019